Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY DECEMBER 27, 2013

SOTHERLY HOTELS INC. ANNOUNCES

REDEMPTION OF WARRANT

Williamsburg, Virginia – December 27, 2013 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has entered into a Warrant Redemption Agreement with Essex Illiquid, LLC and Richmond Hill Capital Partners, LP (the “Holders”) to redeem the remaining portion of the Warrant corresponding to an aggregate of 1,000,000 Issuable Warrant Shares for an aggregate cash redemption price of $3.975 million.

Drew Sims, Chief Executive Officer of the Company, commented, “The redemption of the remaining portion of the Warrant further reduces the dilution exposure for our existing shareholders while also removing the complexity that this derivative has added to our quarterly earnings results. While the redemption price represents a modest premium to our current stock price, it is a substantial discount to the intrinsic value of the Warrant. This transaction efficiently executes the buy back of a significant portion of potential shares at a considerable discount to their inherent value.”

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc., formerly MHI Hospitality Corporation, is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in eleven hotel properties, ten of which are wholly-owned and comprise 2,372 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. All of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648